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                           PLEASE SIGN, DATE AND MAIL
                    YOUR PROXY CARD BACK AS SOON AS POSSIBLE:

                         ANNUAL MEETING OF STOCKHOLDERS
                             AVATECH SOLUTIONS, INC.

                                 ________, 2002

                 PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

[X]  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

The Board of Directors unanimously recommends a vote FOR Proposals 1 and 2.

                                 PROPOSAL NO. 1

                                                          FOR  AGAINST  ABSTAIN
(1)   To consider and vote upon a proposal to adopt the   [ ]    [ ]      [ ]
      agreement and plan of merger dated as of May 1, 2002, by and among PlanetCAD Inc., Raven
      Acquisition Corporation, a wholly-owned subsidiary of PlanetCAD, and Avatech Solutions, Inc., as described in more detail in the proxy statement/prospectus that accompanies this proxy card.


IMPORTANT: The affirmative vote of two-thirds of the outstanding shares of Avatech common stock is required to adopt the merger agreement.

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                                 PROPOSAL NO. 2

                                                          FOR  AGAINST  ABSTAIN
(2)   To approve an amendment to Avatech's certificate    [ ]    [ ]      [ ]
      of incorporation to increase the total number of authorized shares of Avatech capital stock to 12,000,000 and authorize 2,000,000 shares of preferred stock.

IMPORTANT: The affirmative vote of two-thirds of the outstanding shares of Avatech common stock is required to amend the certificate of incorporation.

PLEASE MARK, SIGN AND RETURN THIS PROXY CARD AND PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature__________Dated:________, 2002 Signature__________Dated:________, 2002
                                          (If held jointly)

IMPORTANT: Please sign exactly as your name appears on the stock certificate. If acting as attorney, executor, trustee, guardian or in other representative capacity, sign the name and title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. If held jointly, both parties must sign and date.